Exhibit 10.1

[________]

[________], 2020

Subject: Non-executive director letter of appointment dated [___________] (the Letter)

Dear [_______],

This letter confirms our recent discussions in relation to your decision to not stand for re-election to the board of directors (Board) of Quotient Ltd (Company) at the next Annual General Meeting of the shareholders of the Company (AGM).

The Letter will terminate by mutual consent on the earlier of (i) the date of the AGM or (ii) October 29, 2020 (Termination Date).  Until the Termination Date, the Company will continue to pay, on a monthly basis, the balance of the non-employee director annual cash retainer and committee fee relating to your service as a director and a member of the [_________] Committee.

In consideration of your decision to not seek re-election to the Board and notwithstanding anything to the contrary contained in the Letter, the Company's 2014 Stock Incentive Plan, as amended, (the Plan), and Restricted Stock Unit (RSU) and Option Award Agreements, (i) all your issued but unvested RSU’s will remain outstanding and vest on their regularly scheduled vesting dates ; and (ii)  all your issued but unvested stock options (Options) will remain outstanding  and their vesting date shall be accelerated to the Termination Date.  All vested options will remain exercisable until the tenth anniversary of their respective grant dates and will be forfeited if not exercised before expiry of their respective terms.  Exhibit A sets forth a list of your outstanding Options and RSU’s.

For the sake of completeness and except as otherwise indicated above, the terms and conditions of the Plan, will continue to apply to your RSU’s and Options, in particular the Change in Control provisions.

It is also incumbent on me to highlight that your duties of confidentiality owed to the Company (including under the Letter) will survive the termination of the Letter and the termination of your office as a director of the Company, and I would also like to take the opportunity to remind you of your obligations under clause 9 of the Letter in relation to the return of Company- and group-related documents, records, papers and other property.

Further, the Company agrees that should you be involved in any claim or litigation concerning the Company after the Termination Date (Post Termination Claims), the Company will defend and indemnify you, in accordance with the Company’s Articles of Association and the Officer’s Indemnity Agreement dated [________________].  In addition, the coverage contained in the Company’s Director’s & Officer’s Insurance Policies shall be available to you with respect to any Post Termination Claims.

Quotient Limited

Registered in Jersey, Channel Islands, number 109886

Registered office – 28 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands

Correspondence address - PO Box 1075, JTC House, 28 Esplanade, St Helier, Jersey, JE4 2QP, Channel Islands

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Exhibit 10.1

The terms of this agreement have been approved by the Board, whose approval has been or will be documented in a formal Board resolution.  We both agree to execute and deliver any documents that may be reasonably necessary to carry out the provisions of our agreement.  It is understood and agreed that the provisions of our agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.

By signing this letter, you confirm and acknowledge that your decision to not stand for re-election to the Board of the Company is not the result of any disagreement with the company on any matter relating to the Company's operations, policies or practices.

I trust this letter faithfully summarises our mutual agreement and I would be grateful if you would return to my attention a countersigned copy of the same to indicate your acceptance of its terms.

I personally and on behalf of the Company and its Board thank you for a mutually beneficial collaboration over these years and wish you success in the future.

Yours faithfully,

[_________________]

I confirm and agree to the terms set out in this letter

Signed on [__________] 2020

_____________________________

[_____________________]
Non-executive director

Quotient Limited

Registered in Jersey, Channel Islands, number 109886

Registered office – 28 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands

Correspondence address - PO Box 1075, JTC House, 28 Esplanade, St Helier, Jersey, JE4 2QP, Channel Islands

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